Exhibit 107

Calculation of Filing Fee Tables

SCHEDULE 14A
(Form Type)

BUNGE LIMITED
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Value

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$8,759,835,542 (1)	0.00011020	$965,333.88 (2)
Fees Previously Paid	–		–
Total Transaction Valuation	$8,759,835,542
Total Fees Due for Filing			$965,333.88
Total Fees Previously Paid			–
Total Fee Offsets			–
Net Fee Due			$965,333.88

(1)	The proposed maximum aggregate value of the transaction was calculated based on the acquisition consideration of (a) $1,982,133,400 in cash and (b) 65,611,831 common shares. The cash consideration was added to the value of the common shares, which was computed by multiplying the 65,611,831 common shares by $103.30 per share (the average of the high and low prices reported on the New York Stock Exchange on July 19, 2023).

(2)	In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the current fee rate by the transaction value.